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                                   EXHIBIT 8

                       TAX OPINION OF LUSE LEHMAN GORMAN
                 POMERENK & SCHICK, A PROFESSIONAL CORPORATION


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Board of Directors
Hinsdale Financial Corporation
One Grant Square
Hinsdale, Illinois 60521

Board of Directors
Liberty Bancorp, Inc.
5700 N. Lincoln Ave.
Chicago, Illinois 60659



     Re: Certain Federal Income Tax Consequences Relating to the "Merger of Equals" Hinsdale Financial Corporation and Liberty Bancorp, Inc. Followed by the Merger of Hinsdale Federal Bank for Savings and Liberty Federal Savings Bank.


Gentlemen:

     We have acted as special counsel to Hinsdale Financial Corporation ("Hinsdale Financial"), a Delaware corporation, in connection with the "merger of equals" (the "Company Merger") of Hinsdale Financial with Liberty Bancorp, Inc. ("Liberty Bancorp"), a Delaware corporation, and the subsequent merger
(the "Bank Merger") of Liberty Federal Savings Bank ("Liberty Federal") with and into Hinsdale Federal Bank for Savings, a wholly-owned subsidiary of Hinsdale Financial ("Hinsdale Federal") to operate under the name of "Liberty Federal Bank." The Company Merger will create a combined entity, to be named "Alliance Bancorp." Both the Company Merger and the Bank Merger (collectively, the "Merger") are pursuant to the Agreement and Plan of Merger dated as of August 2, 1996, by and between Hinsdale Financial and Liberty Bancorp (the "Merger Agreement"), which is described and set forth in the Joint Proxy Statement/Prospectus of Hinsdale Financial and Liberty Bancorp dated October 17, 1996 (the "Joint Proxy Statement/Prospectus"). This opinion is being rendered pursuant to your request. Terms used but not defined herein, whether capitalized or not, shall have the meaning given to them in the Joint Proxy Statement/Prospectus.

     For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus, as filed by Hinsdale Financial in connection with the above-noted transactions on October 15, 1996 and thereafter amended (the "Registration Statement"), and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original

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Board of Directors
Hinsdale Financial Corporation
Board of Directors
Liberty Bancorp, Inc.
Page 2


documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consent of Hinsdale Financial and the consent of Liberty Bancorp, upon certain written representations of Hinsdale Financial and of Liberty Bancorp (which representations we have neither investigated nor verified), copies of which are attached hereto.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Agreement will be consummated strictly in accordance with the Agreement and as described in the Joint Proxy Statement/Prospectus, that the Company Merger will qualify as a statutory merger under the applicable laws of the State of Delaware and the State of Illinois, and that the Bank Merger will qualify as a statutory merger under applicable federal law.

     Based solely upon and subject to the foregoing, it is our opinion that, under presently applicable law, the following will be the material federal income tax consequences of the Company Merger and the Bank Merger.

     1. The Company Merger and the Bank Merger will each qualify as a reorganization under Section 368(a) of the Code.

     2. No gain or loss will be recognized by Hinsdale Financial, Hinsdale Federal, Hinsdale Financial stockholders, Liberty Bancorp or Liberty Federal Savings as a result of the Company Merger or the Bank Merger.

     3. No gain or loss will be recognized by any Liberty Bancorp stockholder upon the exchange of Liberty Bancorp Common Stock solely for Alliance Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Alliance Bancorp Common Stock, if any, as discussed below).

     4. The aggregate tax basis of the Alliance Bancorp Common Stock received by each stockholder of Liberty Bancorp who exchanges Liberty Bancorp Common Stock for Alliance Bancorp Common Stock in the Merger will be the same as the aggregate tax basis of the Liberty Bancorp Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share interest in Alliance Bancorp Common Stock).

     5. The holding period of the shares of Alliance Bancorp Common Stock received by a Liberty Bancorp stockholder in the Merger will include the holding period of the Liberty


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Board of Directors
Hinsdale Financial Corporation
Board of Directors
Liberty Bancorp, Inc.
Page 3

Bancorp Common Stock surrendered in exchange therefor, provided that such shares of Liberty Bancorp Common Stock were held as a capital asset by such stockholder at the Effective Time.

     6. Cash received in the Merger by a Liberty Bancorp stockholder in lieu of a fractional share interest of Alliance Bancorp Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Alliance Bancorp Common Stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the Liberty Bancorp Common Stock surrendered in exchange therefor was held as a capital asset by such stockholder at the Effective
Time).

     This opinion may not be applicable to Liberty Bancorp stockholders who received their Liberty Bancorp Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States. We hereby consent to our firm being referenced under the captions "Legal Matters" in the Form S-4.


                                     Very truly yours,

                                     LUSE LEHMAN GORMAN POMERENK
                                      & SCHICK, P.C.